Exhibit 23.15

MISCOR Group, Ltd.
Massillon, Ohio

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2010, relating to the consolidated financial statements of MISCOR Group, Ltd. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)
Kalamazoo, Michigan

August 17th, 2010